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Filed pursuant to Rule 424(b)(5)
Registration Statement Number 333-188086

Prospectus Supplement
To the Prospectus dated May 3, 2013

Up to $10,000,000

Common Stock

        This prospectus supplement and accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, $0.01 par value per share, having an aggregate offering price of up to $10,000,000, through Sandler O'Neill + Partners, L.P., or "Sandler O'Neill," as our sales agent, or to Sandler O'Neill as principal for its own account, at a price agreed upon at the time of sale, for resale. If we sell shares of our common stock to Sandler O'Neill as principal or other than in accordance with the sales agency agreement, we will enter into a separate agreement setting forth the terms of such transaction and we will describe such agreement in a separate prospectus supplement or pricing supplement.

        Our common stock is traded on The Nasdaq Global Select Market, or "Nasdaq," under the symbol "PULB." On May 6, 2013, the last reported sale price of our common stock on Nasdaq was $10.60 per share.

        The shares of our common stock to which this prospectus supplement relates generally will be offered and sold through Sandler O'Neill over a period of time and from time to time in transactions at market prices prevailing at the time, at prices related to the prevailing market prices or at negotiated prices, pursuant to a sales agency agreement. Accordingly, an indeterminate number of shares of common stock will be sold up to the number of shares having an aggregate offering price of up to $10,000,000. We will pay Sandler O'Neill a commission equal to 3.0% of the gross sales price per share for any shares sold through Sandler O'Neill under the sales agency agreement. The net proceeds we receive from the sale of the shares to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions or discounts and any other costs we may incur in issuing the shares. See "Plan of Distribution" for further information.

        Investing in our common stock involves risks. Please carefully read the "Risk Factors" beginning on page S-9 of this prospectus supplement, on page 4 of the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended September 30, 2012 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, for a discussion of certain factors that you should consider before making your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus supplement is May 7, 2013.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. We have not, and Sandler O'Neill has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Sandler O'Neill is not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

        You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any documents incorporated by reference herein, is accurate as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, and updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, the common stock, and other securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference." Generally, when we refer to this "prospectus" we mean this prospectus supplement together with the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus supplement, and the accompanying prospectus, do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement, and the accompanying prospectus, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms "we," "us," the "Company," "Pulaski," and "our" refer to Pulaski Financial Corp. and our subsidiaries on a combined basis. References to the "Bank" refer to Pulaski Bank, St. Louis, Missouri, which is our principal subsidiary.

        As used in this prospectus supplement, the term "Series A preferred stock" refers to the shares of Pulaski Financial's Series A Fixed Rate Cumulative Perpetual Preferred Stock having a liquidation preference of $1,000 per share, which were issued on January 16, 2009 pursuant to the U.S Department of Treasury's Troubled Asset Relief Program ("TARP") Capital Purchase Program.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, as well as other written communications made from time to time by us and oral communications made from time to time by our authorized officers, may contain statements relating to our future results (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to our financial condition, expected or anticipated revenue, and results of our operations and business, including earnings growth determined using generally accepted accounting principles; revenue growth in retail and mortgage banking, lending and other areas; origination volume in our mortgage, commercial and consumer lending businesses; competitive products and pricing; demand for loan and deposits; asset quality, loan delinquency rates and levels of non-performing assets; impairment charges with respect to investment securities; current and future capital management programs; non-interest income levels, including mortgage banking revenues and fees from services and loan sales; tangible capital generation; market share; our ability to control costs and expenses; and other business operations and strategies. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

        We caution you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to:

  •
  the factors identified below and in this prospectus supplement under the heading "Risk Factors;"

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  prevailing economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the banking industry;

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  interest rate trends, changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, consumer banking revenues, revenues from sales on non-deposit investment products, origination levels in our lending businesses and the level of defaults, losses and prepayments on loans we have made and make, whether held in portfolio or sold in the secondary markets;

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  changes in the quality or composition of the loan or investment portfolios;

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  factors driving impairment charges on investments;

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  our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

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  our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers;

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  operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

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  changes in accounting principles, policies, and guidelines;

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  changes in any applicable law, rule, regulation or practice with respect to tax or legal issues;

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  risks and uncertainties related to mergers and related integration and restructuring activities;

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  litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of other matters before regulatory agencies, whether pending or commencing in the future; and

  •
  other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

        Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Investors in our common stock are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this prospectus supplement. Except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all of the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and the documents identified in the section "Incorporation of Certain Information by Reference."

The Company

        Pulaski Financial Corp. is the holding company for Pulaski Bank. We are registered as a savings and loan holding company. As such, we are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Pulaski Financial Corp. began operating in 1998 and Pulaski Bank was founded in 1922. Pulaski Bank provides an array of financial products and services for businesses and retail customers primarily through its 13 full-service offices in the St. Louis metropolitan area. In addition, Pulaski Bank originates one- to four-family residential mortgage loans, primarily for resale in the secondary market, through its residential loan production offices in the St. Louis and Kansas City metropolitan areas, mid-Missouri, southwestern Missouri, eastern Kansas, Omaha, Nebraska and Council Bluffs, Iowa. Pulaski Bank is a federally chartered savings bank subject to supervision and regulation by the Office of the Comptroller of the Currency. Pulaski Bank's deposit accounts are insured by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation, or the FDIC, to the maximum permitted by law.

        As of March 31, 2013, Pulaski Financial Corp. had consolidated assets of $1.35 billion, consolidated deposits of $1.09 billion and consolidated stockholders' equity of $122.9 million. Shares of our common stock are traded on Nasdaq under the trading symbol "PULB." As of April 30, 2013, there were 11,353,342 shares of our common stock outstanding.

        Our executive offices are located at 12300 Olive Boulevard, St. Louis, Missouri 63141, and our telephone number at these offices is (314) 878-2210. Our Internet address is www.pulaskibank.com. The reference to our web site and the information on our web site are not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

        Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus supplement. See "Where You Can Find Additional Information" on page S-30.

Our Strategy

        We employ a community banking strategy that emphasizes high-quality, responsive and personalized service to our customers. We believe there is a significant opportunity for a locally managed, community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers. By offering quicker decision making in the delivery of banking products and services, offering customized products where appropriate, and providing customer access to our senior decision makers, we distinguish ourselves from the larger, regional and national banks operating in our market areas, while our larger capital base and product mix enable us to compete effectively against smaller banks. As a result, we believe we have a substantial opportunity to attract experienced management, loan officers and banking customers.

        Our strategies center around our approach as a full-service, community-oriented bank and the expansion of our market share. Our efforts to grow assets and earnings are focused on the growth and efficiency of our three business lines: commercial banking services, retail mortgage lending and retail banking services. To realize these objectives, we are pursuing the following strategies:

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  Attract Experienced Employees With A Customer Service Focus.  Our ability to continue to attract and retain banking professionals with strong community relationships and significant knowledge of our markets is key to our success. We believe that by focusing on experienced bankers who are established in their communities, we enhance our market position and add profitable growth opportunities. We emphasize to our employees the importance of delivering exemplary customer service and seeking opportunities to build further relationships with our customers. Our goal is to compete by relying on the strength of our customer service and relationship banking approach.

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  Grow Our Commercial and Retail Banking Services in Our Existing Markets.  Our markets have been subject to consolidation of local community banks primarily by larger, out-of-state financial institutions. We believe there is a large customer base in our market that prefers doing business with a local institution and may be dissatisfied with the service received from larger regional banks. By providing our customers with quality service, coupled with the underlying characteristics of the counties in which we operate, we expect to continue to grow organically. We will also actively consider acquisitions and de novo branching to expand our geographic footprint if such opportunities arise.

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  Continue our Disciplined Execution with the Origination and Sale of Loans.  We believe our success as a banking organization depends on a disciplined approach to originating and selling loans and monitoring the performance of our loan portfolio. Also, a key to our profitability is the improvements we have instituted in the sale of our residential mortgage loans to maximize the net profit margin, including improved selling prices negotiated with our loan investors and lower direct origination costs. The net profit margin on residential mortgage loans sold was 0.86% and 0.66% for the six months ended March 31, 2013 and the year ended September 30, 2012, respectively.

  •
  Expand Our Retail Mortgage Lending Operations.  Mortgage revenues are a meaningful portion of our revenue stream. We believe that we can leverage our successful retail mortgage lending model to other communities outside of our main St, Louis, Missouri market by hiring teams of experienced mortgage lenders in new markets. Accordingly, we have added eleven loan production offices in the St. Louis and Kansas City metropolitan areas, in mid-Missouri, southwestern Missouri, eastern Kansas, Council Bluffs, Iowa and Omaha, Nebraska in the past two years.

  •
  Increase Our Transaction Accounts.  A key part of our business strategy is focusing on the growth of demand accounts, which include checking, money market and savings accounts. These deposits allow us to establish banking relationships with our customers that are not entirely dependent upon interest rates paid. Such deposits provide a stable funding source for our asset growth and produce valuable fee income. Deposits received from our retail customers continue to be our largest source of deposits. However, we have also concentrated on attracting deposits from commercial customers and municipal or other public entities in recent years.

  •
  Improve Asset Quality.  We have relied in recent years on the expertise of our lending and credit administration staff, executive officers, and our disciplined underwriting and credit monitoring processes, to lower our level of nonperforming assets to 3.32% of total assets at March 31, 2013. While overall credit losses and problem assets still remain elevated over historic levels primarily due to tumultuous economic conditions, credit quality remains our highest focus, and we are vigilant in rapidly responding to these conditions and to specific problem credits, as well as working to minimize losses. As a result, the level of non-performing assets has declined in each of the last nine quarters.

 THE OFFERING

Issuer	Pulaski Financial Corp.
Shares offered by us	Shares of common stock, $0.01 par value, having an aggregate offering price of up to $10,000,000.
Shares to be outstanding after this offering

Up to 12,296,738 shares (as more fully described in the notes following this table), assuming sales of 943,396 shares of our common stock in this offering at an offering price of $10.60 per share, which was the last reported sale price of our common stock on Nasdaq on May 6, 2013. The actual number of shares issued will vary depending on the sales price under this offering.

Use of proceeds

We intend to use the net proceeds from this offering, if any, for general corporate purposes, including but not limited to, contributing capital to Pulaski Bank, redeeming our outstanding shares of the Series A preferred stock, supporting organic growth, de novo branching and opportunistic acquisitions, should appropriate acquisition opportunities arise. Currently, we do not have any agreements, arrangements or understandings regarding any possible acquisitions. See "Use of Proceeds" at page S-21.

Nasdaq Global Select Market symbol	PULB
Dividends and distributions

We currently pay a quarterly cash dividend on our common stock of $0.095 per share. However, in determining the amount and timing of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital and economic conditions. See "Market for Common Stock and Dividends" at page S-21.

Risk Factors

Investing in our common stock involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-9 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our common stock.

        The number of shares of common stock shown above to be outstanding after this offering is based on 11,353,342 shares outstanding as of April 30, 2013, and excludes:

  •
  620,936 shares of common stock reserved for issuance upon the exercise of options at a weighted average exercise price of $11.22 per share;

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  568,184 shares of common stock reserved for issuance pursuant to future grants under our incentive compensation plans; and

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  1,732 shares of common stock reserved for issuance in connection with our dividend reinvestment plan.

        Unless otherwise stated, all information contained in this prospectus supplement reflects an assumed public offering price of $10.60 per share, which was the last reported sale price of our common stock on Nasdaq on May 6, 2013.

 SUMMARY OF SELECTED FINANCIAL DATA

        The following table shows selected historical consolidated financial data for the Company as of and for each of the five years ended September 30, 2012, which has been derived from our audited consolidated financial statements. The financial data as of and for the six months ended March 31, 2013 and 2012 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as our audited financial statements, and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such period. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, the "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in our Annual Report on Form 10-K for the year ended September 30, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which have been filed with the SEC and are incorporated by reference into this prospectus supplement. The results of operations for the six month period ended March 31, 2013 do not necessarily indicate the results which may be expected for any future period or the full year.

	Six Months Ended March 31,		At or for the Years Ended September 30,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$1,350,635	$1,317,287	$1,347,517	$1,309,209	$1,452,817	$1,406,426	$1,304,150
Loans receivable, net	1,003,363	998,390	975,728	1,021,273	1,046,273	1,132,095	1,088,737
Mortgage loans held for sale	144,031	149,978	180,575	100,719	253,578	109,130	71,966
Cash and cash equivalents	70,107	46,121	62,335	57,071	15,603	37,451	29,078
Debt and equity securities	34,043	21,595	21,595	14,457	8,001	1,997	144
Mortgage-backed securities	5,522	7,004	5,983	9,986	19,142	28,165	25,925
Capital stock of Federal Home Loan Bank	4,535	3,940	5,559	3,100	9,774	11,650	10,896
Deposits	1,094,251	1,094,839	1,081,698	1,103,169	1,093,947	1,170,072	895,155
Borrowed money	97,943	64,985	109,981	48,356	202,256	82,557	230,756
Borrowings from the Federal Reserve	—	—	—	—	—	—	40,000
Subordinated debentures	19,589	19,589	19,589	19,589	19,589	19,589	19,589
Stockholders' equity—preferred	25,152	31,749	24,976	31,527	31,088	30,655	—
Stockholders' equity—common	97,749	90,900	93,191	88,643	85,265	86,306	82,361
OPERATING DATA
Interest and dividend income	$26,789	$28,634	$55,708	$60,253	$65,104	$67,823	$73,266
Interest expense	3,493	4,699	8,678	12,951	18,392	26,215	37,653

Net interest income	23,296	23,935	47,030	47,302	46,712	41,608	35,613
Provision for loan losses	3,440	8,500	14,450	14,800	26,064	23,031	7,735

Net interest income after provision for loan losses	19,856	15,435	32,580	32,502	20,648	18,577	27,878
Securities gains (losses)	—	—	—	—	—	303	(7,774)
Other non-interest income	9,352	6,970	15,704	12,998	14,840	19,264	12,785
Total non-interest expense	18,964	16,073	34,191	34,285	31,936	31,437	29,316

Income before income taxes	10,244	6,332	14,093	11,215	3,552	6,707	3,573
Income taxes	3,464	1,921	4,263	3,150	259	1,630	684

Net income	6,780	4,411	9,830	8,065	3,293	5,077	2,889
Benefit from repurchase of preferred stock	—	—	364	—	—	—	—
Preferred stock dividends declared and discount accretion	(811)	(1,035)	(2,048)	(2,066)	(2,060)	(1,265)	—

Income available to common shares	$5,969	$3,376	$8,146	$5,999	$1,233	$3,812	$2,889

COMMON SHARE DATA
Basic earnings per common share	$0.55	$0.32	$0.76	$0.57	$0.12	$0.37	$0.29
Diluted earnings per common share	$0.54	$0.30	$0.74	$0.55	$0.12	$0.37	$0.28
Dividends declared per common share	$0.19	$0.19	$0.38	$0.38	$0.38	$0.38	$0.37
Book value per common share	$8.60	$7.95	$8.21	$8.07	$7.87	$8.31	$8.06
Weighted average common shares—basic	10,866	10,632	10,679	10,543	10,381	10,179	9,914
Weighted average common shares—diluted	11,101	11,069	10,994	10,988	10,627	10,402	10,239
Common shares outstanding at end of period	11,362	11,287	11,346	10,987	10,838	10,389	10,216

	Six Months Ended March 31,		At or for the Years Ended September 30,
	2013	2012	2012	2011	2010	2009	2008
KEY OPERATING RATIOS
Return on average assets	1.03%	0.68%	0.75%	0.58%	0.24%	0.36%	0.23%
Return on average total equity	11.17	7.13	7.93	6.73	2.80	4.64	3.34
Return on average common equity	12.39	7.33	8.75	6.77	1.42	4.36	3.34
Interest rate spread	3.64	3.76	3.71	3.51	3.34	2.85	2.81
Net interest margin	3.77	3.92	3.86	3.67	3.54	3.10	3.08
Efficiency ratio	58.09	52.01	54.48	56.87	52.12	51.24	61.19
Dividend payout ratio	35.19	63.33	51.35	69.09	316.67	102.70	130.36
Non-interest expense to average assets	2.87	2.46	2.61	2.49	2.30	2.21	2.40
Average interest-earning assets to average interest-bearing liabilities	122.60	120.32	120.89	115.75	114.41	112.77	108.29
Average total equity to average total assets	9.19	9.47	9.48	8.69	8.46	7.74	6.99
Allowance for loan losses to total loans receivable at end of year	1.83	1.80	1.73	2.46	2.52	1.79	1.16
Allowance for loan losses to non-performing loans	50.08	37.10	36.05	48.17	45.29	34.68	61.76
Net charge-offs to average outstanding loans receivable during the year	0.39	3.08	2.26	1.51	1.76	1.31	0.52
Non-performing assets to total assets	3.32	3.74	4.56	5.51	5.13	4.82	1.87
OTHER DATA
Number of:
Full-time equivalent employees	444	385	416	410	457	465	427
Full-service offices	13	13	13	13	12	12	12
Residential mortgage loan production offices	19	9	14	6	6	5	3
REGULATORY CAPITAL RATIOS(1)
Tangible capital	9.90%	10.22%	9.63%	10.18%	9.02%	9.19%	7.93%
Core capital	9.90	10.22	9.63	10.18	9.02	9.19	7.93
Total risk-based capital	13.91	13.96	13.58	13.59	12.39	12.33	10.59

(1)
Capital ratios for Pulaski Bank.

RISK FACTORS

        An investment in our common stock involves various risks. Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any of these risks, if they are realized, could materially adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Related to this Offering and Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at a time or price they find attractive.

        Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. In addition to those described in "Caution About Forward Looking Statements," These factors include:

  •
  Actual or anticipated quarterly fluctuations in our operating results and financial condition;

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  Changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to us or other financial institutions;

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  Reports in the press or investment community generally or relating to our reputation or the financial services industry;

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  Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions, or financings;

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  Fluctuations in the stock price and operating results of our competitors;

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  Future sales of our equity or equity-related securities;

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  Proposed or adopted regulatory changes or developments;

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  Domestic and international economic factors unrelated to our performance; and

  •
  General market conditions and, in particular, developments related to market conditions for the financial services industry.

        In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

Trading in our common stock has been moderate. As a result, shareholders may not be able to quickly and easily sell their common stock, particularly in large quantities.

        Although our common stock is listed for trading on Nasdaq and a number of brokers offer to make a market in the common stock on a regular basis, trading volume is limited, averaging approximately 24,000 shares per day over the past three months, and a more active and liquid market for our common stock may not develop or be maintained. As a result, shareholders may find it difficult to sell a significant number of shares at the prevailing market price.

We may issue additional equity securities, or engage in other transactions which could dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

        Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. Except as described under "Plan of Distribution," we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common shareholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then-current common shareholders. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation of the Company, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets before the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Directors and officers of the Company currently own approximately 16.2% of the outstanding common stock. As a result of their combined ownership, they could make it more difficult to obtain approval for some matters submitted to shareholder vote, including acquisitions of the Company. The results of the vote may be contrary to the desires or interests of the public shareholders.

        Directors and executive officers of the Company and their affiliates currently own approximately 16.2% of the outstanding shares of common stock, excluding shares which may be acquired upon the exercise of options. By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders, such as some mergers, share exchanges, asset sales, and amendments to the articles of incorporation.

Substantial regulatory limitations on changes of control and anti-takeover provisions of Missouri law may make it more difficult for shareholders to receive a change in control premium.

        With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquiror is a bank holding company) of any class of the Company's voting stock or obtaining the ability to control in any manner the election of a majority of its directors or otherwise direct the management or policies of the Company without prior notice or application to and the approval of the Federal Reserve. Also, Missouri corporate law contains several provisions that may make it more difficult for a third party to acquire control of the Company without the approval of its board of directors, and may make it more difficult or expensive for a third party to acquire a majority of its outstanding common stock.

Our management team may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways that may not yield a significant return.

        Our management will have broad discretion over the use of net proceeds from this offering. We intend to use the net proceeds from this offering for general corporate purposes, including but not limited to, contributing capital to Pulaski Bank, redeeming our outstanding shares of the Series A preferred stock, supporting organic growth, de novo branching and opportunistic acquisitions, should appropriate acquisition opportunities arise. Currently, we do not have any agreements, arrangements or understandings regarding any possible acquisitions. As a result, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

Reduction or elimination of our quarterly cash dividend could have an adverse impact on the market price of our common stock.

        Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our Series A preferred stock. Although we have historically declared cash dividends on our common stock, we are not required to do so. In the future, we may reduce or eliminate our common stock dividend. This could adversely affect the market price of our common stock. The payment of dividends from Pulaski Bank to us may provide additional funds for the payment of dividends to our shareholders, however, these dividends are currently subject to the requirement to receive prior regulatory approval.

We have issued Series A preferred stock, the holders of which have rights that are senior to and in addition to those of our common shareholders.

        We have issued Series A preferred stock, which ranks senior to our common stock. Therefore, we must pay dividends on the Series A preferred stock before we can pay any dividends on our common stock. In the event of our bankruptcy, dissolution, or liquidation, the holders of our Series A preferred stock must be satisfied before we can make any distributions to our common shareholders. If we do not remain current in the payment of dividends on the Series A preferred stock, no dividends may be paid on our common stock.

        We are required to pay quarterly dividends on our Series A preferred stock. If we fail to make six dividend payments, the holders of our Series A preferred stock may appoint two directors to our board without the approval of existing board members or our shareholders. These board members would have voting rights and, as members of the board, would have the ability to influence the management and control of the Company and its operations.

An investment in our common stock is not an insured deposit.

        Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. As a result, if you invest in our common stock, you could lose some or all of your investment.

Risks Related to Our Business

Our provision for loan losses has been elevated over the past four fiscal years and we may be required to make further increases in our provision for loan losses and to charge-off additional loans in the future, especially due to our level of non-performing assets. Further, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

        For the six months ended March 31, 2013 and the year ended September 30, 2012, we recorded a provision for loan losses of $3.4 million and $14.5 million, respectively, and net loan charge-offs of $1.9 million and $23.0 million, respectively. While our non-performing assets decreased from $72.1 million, or 5.51% of total assets, at September 30, 2011 to $44.9 million, or 3.32% of total assets, at March 31, 2013, the amount at March 31, 2013 remained elevated compared to historical levels that we experienced prior to the economic downturn in 2007. The elevated level of non-performing assets was primarily due to the weakened economy and the soft real estate market. If the economy and/or the real estate market remain weak, these assets may not perform according to their terms and the value of the collateral may be insufficient to repay any remaining loan balance. If this occurs, we may experience losses, which could have a negative effect on our results of operations. We maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. We believe that our allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in our loan portfolio as of the corresponding balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could have a material adverse effect on our operating results.

        Federal regulators, as an integral part of their examination process, periodically review our allowance for loan losses and could require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

Our commercial lending exposes us to lending risks.

        At March 31, 2013, $632.1 million, or 63.0%, of our loan portfolio consisted of loans to commercial borrowers including land acquisition and development loans, real estate construction and development loans, commercial and multi-family real estate loans and commercial and industrial loans. We intend to continue to offer these types of lending, with emphasis on owner-occupied commercial real estate loans and commercial and industrial loans. Commercial loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the business and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Our emphasis on residential mortgage loans and home equity lines of credit exposes us to lending risks.

        At March 31, 2013, $213.7 million, or 21.3%, of our loan portfolio consisted of one- to four-family residential first mortgage loans, $41.5 million, or 4.1%, of our loan portfolio consisted of one- four-family residential second mortgage loans and $129.7 million, or 12.9%, of our loan portfolio consisted of home equity lines of credit. Declines in the housing market have resulted in declines in real estate values in our market areas. These declines in real estate values could cause some of our mortgage and home equity lines of credit to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral. During the first half of fiscal 2013 and fiscal year 2012, we experienced net charge-offs of $3.5 million and $16.4 million, respectively, on residential mortgage loans and home equity lines of credit.

        Since a large portion of home equity lines of credit are generally originated in conjunction with the origination of first mortgage loans eligible for sale in the secondary market, and we typically do not service the related first mortgage loans if they are sold, we may be unable to track the delinquency status of the related first mortgage loans and whether such loans are at risk of foreclosure by others. In addition, home equity lines of credit are initially offered as "revolving" lines of credit whereby the borrowers are only required to make scheduled interest payments during the initial term of the loans, which is generally five years. Thereafter, the borrowers no longer have the ability to make principal draws from the lines and the loans convert to a fully-amortizing basis, requiring scheduled principal and interest payments sufficient to repay the loans within a certain period of time, which is generally 10 years. The conversion of a home equity line of credit to a fully amortizing basis presents an increased level of default risk to us since the borrower no longer has the ability to make principal draws on the line, and the amount of the required monthly payment could substantially increase to provide for scheduled repayment of principal and interest.

High loan-to-value ratios on a significant portion of our residential mortgage and home equity line of credit portfolios expose us to greater risk of loss.

        Many of our residential mortgage loans are secured by liens on properties in which the borrowers have little or no equity because we originated a first mortgage with an 80% loan-to-value ratio at the time of purchase and a concurrent second mortgage with a combined loan-to-value ratio of up to 100%. At March 31, 2013, approximately $16.7 million of second mortgage loans, or 4.4% of our $384.8 million residential mortgage loan portfolio, had original combined loan-to-value ratios in excess of 90%, based on appraisals obtained at the time of origination. In addition, our home equity lines of credit may have, when added to existing senior lien balances, a combined loan-to-value ratio at the date of origination based upon the fully-disbursed amount, of up to 100% of the value of the home securing the loan. At March 31, 2013, we held $28.3 million of uninsured home equity lines of credit with a combined loan-to-value ratio in excess of 90%. Subsequent declines in real estate values have likely resulted in an increase in such loan-to-value ratios. Residential loans with high combined loan-to-value ratios will be more sensitive to declining property values than would those with lower combined loan-to-value ratios and, therefore, may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, such borrowers may be unable to repay their loans in full from the proceeds of the sale.

Our earnings could be negatively affected if the level of our non-performing assets increases.

        While our non-performing assets decreased from $72.1 million, or 5.51% of total assets, at September 30, 2011 to $44.9 million, or 3.32% of total assets, at March 31, 2013, the amount at March 31, 2013 remained elevated compared to historical levels that we experienced before the economic downturn in 2007. We do not record interest income on non-accrual loans or real estate acquired through or in lieu of foreclosure, which has a negative impact on our net interest margin. An increase in non-performing assets might require additions to our allowance for loan losses through provisions for loan losses, which are recorded as charges to income. From time to time, we may record write downs of the value of properties that we previously acquired through foreclosure to reflect changing market values, which are also recorded as charges to income. There are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to foreclosed properties.

A return of recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

        Following a national home price peak in mid-2006, falling home prices and sharply reduced sales volumes, along with the collapse of the United States' subprime mortgage industry in early 2007, significantly contributed to a recession that officially lasted until June 2009, although the effects continued thereafter. Dramatic declines in real estate values and high levels of foreclosures resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. Concerns over the United States' credit rating (which was downgraded by Standard & Poor's), the European sovereign debt crisis, and continued high unemployment in the United States, among other economic indicators, have contributed to increased volatility in the capital markets and diminished expectations for the economy.

        A return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher than expected loan delinquencies and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity, and financial condition.

If the value of real estate in the St. Louis and Kansas City metropolitan areas were to continue to decline, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us.

        The St. Louis and Kansas City metropolitan areas have experienced declines in home prices over the past several years. Continued weak local economic conditions could have an additional adverse effect on the value of the real estate collateral securing our loans. A continued decline in property values would diminish our ability to recover on defaulted loans by selling the real estate collateral, making it more likely that we would suffer losses on defaulted loans. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would reduce our profits. Also, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are more geographically diverse. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, governmental rules or policies and natural disasters.

Our business is subject to the success of the local economy in which we operate.

        Since the latter half of 2007, depressed economic conditions have existed throughout the United States, including our market areas. Our market areas have experienced home price declines, increased foreclosures and increased unemployment rates. Continued weak economic conditions in our market areas could reduce or limit our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Any sustained period of increased loan delinquencies, foreclosures or losses caused by adverse market or economic conditions in our market areas in Missouri could adversely affect our results of operations and financial condition. Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

Regulation of the financial services industry is undergoing major changes, and future legislation could increase our cost of doing business or harm our competitive position.

        In 2010 and 2011, in response to the financial crisis and recession that began in 2008, significant regulatory and legislative laws were enacted resulting in broader reform and increased regulation impacting financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") has created a significant shift in the way financial institutions operate. The Dodd-Frank Act restructured the regulation of depository institutions by merging the Office of Thrift Supervision, which previously regulated Pulaski Bank, into the Office of the Comptroller of the Currency, and assigning the regulation of savings and loan holding companies, including the Company, to the Board of Governors of the Federal Reserve System. The Dodd-Frank Act also created the Consumer Financial Protection Bureau (the "CFPB") to administer consumer protection and fair lending laws, a function that was formerly performed by the depository institution regulators. While the CFPB's examination and enforcement jurisdiction does not extend to insured depository institutions with $10 billion or less in assets, the CFPB will have the authority to issue consumer financial regulations, which may have a significant impact on Pulaski Bank. Moreover, the Dodd-Frank Act confirmed that State Attorneys General may bring a civil action against federally chartered institutions to enforce compliance with non-preempted laws. As required by the Dodd-Frank Act, the federal banking regulators have proposed new consolidated capital requirements that will limit our ability to borrow at the holding company level and invest the proceeds from such borrowings as capital in Pulaski Bank that could be leveraged to support additional growth. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs. Any future legislative changes could have a material impact on our profitability, the value of assets held for investment or collateral for loans. Future legislative changes could require changes to business practices or force us to discontinue businesses and potentially expose us to additional costs, liabilities, enforcement action and reputational risk.

The Company's ability to pay dividends and meet its interest obligations are subject to the ability of Pulaski Bank to make capital distributions to the Company.

        The Company's ongoing liquidity needs include funding its general operating expenses, paying dividends on its common and preferred stock and paying interest on its subordinated debentures. The Company is dependent on the receipt of dividends from Pulaski Bank to satisfy these obligations. Under federal regulations as they currently apply to Pulaski Bank, Pulaski Bank is required to obtain prior approval from the Office of the Comptroller of the Currency and non-objection from the Federal Reserve before it can make a capital distribution to the Company. If Pulaski Bank cannot obtain such approvals and is unable to make a capital distribution to the Company, the Company would need to find other sources of liquidity or reduce its obligations, which could require it to reduce or eliminate its dividend to common shareholders and/or suspend its dividend payments on its preferred stock and its interest payments on its subordinated debentures.

        Additionally, the Federal Reserve has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies that it has also made applicable to savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization's capital needs, asset quality and overall financial condition. These regulatory policies could affect our ability to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

        Moreover, the federal regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the recent economic crisis. The actions include the implementation of written agreements and cease and desist orders that place certain limitations on their operations. Federal bank regulators recently have also been using, with more frequency, their ability to impose individual minimal capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being "well capitalized" under the Office of the Comptroller of the Currency's prompt corrective action regulations. Like all insured depository institutions, if we were to become subject to a formal supervisory agreement or higher individual minimum capital requirements, such action may have a negative impact on our ability to execute our business plan, as well as our ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in our operations. Under regulations issued by the Office of the Comptroller of the Currency, to be "well capitalized" under current bank regulatory guidelines, banking companies generally must maintain a Tier 1 leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%.

        Additionally, on August 30, 2012, the federal banking regulatory agencies issued proposed rules that would implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. If adopted as proposed, Basel III and regulations proposed by the federal banking agencies will require bank holding companies and banks to undertake significant activities to demonstrate compliance with the new and higher capital standards. Compliance with these rules, which are still being analyzed, will impose additional costs on banking entities and their holding companies. As of this prospectus supplement, the federal banking agencies have not issued final regulations implementing the Basel III regulatory capital reforms.

Our mortgage originations may decrease due to a slowdown in refinance activity, which would result in less non-interest income.

        Mortgage revenues, which we recognize from the sale in the secondary market of mortgage loans originated by our mortgage lending division, are our largest source of non-interest income and a significant contributor to our net income. In recent periods, due to the low level of market interest rates, we have seen strong demand to originate loans to refinance existing mortgages. Loans originated to refinance existing mortgages totaled $416.9 million, or 60.5% of the total loans originated for sale, for the six months ended March 31, 2013 and $814.9 million, or 58.1% of the total loans originated for sale, for the year ended September 30, 2012. Due to the long period of time that interest rates have remained at low levels, industry analysts believe that many borrowers have already refinanced their existing mortgage and, thus, there will be fewer opportunities for financial institutions to originate loans to refinance existing mortgages. If our mortgage originations decrease, our mortgage revenues and non-interest income will decrease.

An increase in interest rates may reduce our mortgage revenues, which would negatively impact our non-interest income.

        Our mortgage banking operations provide a significant portion of our interest and non-interest income. We generate mortgage revenues primarily from gains on the sale of mortgage loans to investors on a servicing-released basis. We also earn interest on loans held for sale while they are awaiting delivery to our investors. In a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in interest income, a decrease in mortgage revenues and a corresponding decrease in non-interest income. In addition, our results of operations are affected by the amount of non-interest expenses associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in mortgage loan origination activity.

Secondary mortgage market conditions could have a material impact on our financial condition and results of operations.

        In addition to being affected by interest rates, the secondary mortgage markets are also subject to investor demand for residential mortgage loans and increased investor yield requirements for those loans. These conditions may fluctuate or even worsen in the future. In light of current conditions, there is a higher risk to retaining a larger portion of mortgage loans than we would in other environments until they are sold to investors. We believe our ability to retain fixed-rate residential mortgage loans is limited. As a result, a prolonged period of secondary market illiquidity may reduce our loan production volumes and could have a material adverse effect on our financial condition and results of operation.

If we are required to repurchase mortgage loans that we have previously sold, it would negatively affect our earnings.

        One of our primary business operations is our mortgage banking operations, under which we sell residential mortgage loans in the secondary market under agreements that contain representations and warranties related to, among other things, the origination and characteristics of the mortgage loans. We may be required to repurchase mortgage loans that we have sold in cases of borrower default or breaches of these representations and warranties. We have experienced increasing repurchase demands from and disputes with these buyers. If we are required to repurchase mortgage loans or provide indemnification or other recourse, this could significantly increase our costs and thereby affect our future earnings.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

        Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We anticipate that we will periodically experience imbalances in the interest rate sensitivities of our assets and liabilities and the relationships of various interest rates to each other. Over any defined period of time, our interest-earning assets may be more sensitive to changes in market interest rates than our interest-bearing liabilities, or vice versa. In addition, the individual market interest rates underlying our loan and deposit products (e.g., the prime rate) may not change to the same degree over a given time period. In any event, if market interest rates should move contrary to our position, our earnings may be negatively affected. In addition, loan volume and quality and deposit volume and mix can be affected by market interest rates. Changes in levels of market interest rates could materially adversely affect our net interest spread, asset quality, origination volume and overall profitability.

        We principally manage interest-rate risk by managing our volume and mix of our earning assets and funding liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed.

If the goodwill that we recorded in connection with a business acquisition becomes impaired, it could have a negative impact on our profitability.

        Goodwill represents the amount of acquisition cost over the fair value of net assets we acquired in the purchase of another financial institution. We review goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired. We determine impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in our results of operations in the periods in which they become known. At March 31, 2013, our goodwill totaled $3.9 million. While we have recorded no such impairment charges since we initially recorded the goodwill, there can be no assurance that our future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on our financial condition and results of operations.

Our business strategy includes moderate growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

        Our total assets were $1.35 billion at March 31, 2013 and September 30, 2012, having only increased $3.1 million, or 0.2%, primarily due increases in residential real estate loans held for sale, debt securities and cash and cash equivalents, partially offset by a decrease in loans receivable. Over the next several years, we expect to experience moderate growth in the amount of our assets, the level of our deposits and the scale of our operations. Achieving our growth targets requires us to attract customers that currently bank at other financial institutions in our market, thereby increasing our share of the market. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our growth. While we believe we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth. If we do not manage our growth effectively, we may not be able to achieve our business objectives, and our business and prospects could be harmed.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

        We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that we will have sufficient capital resources to satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support our continued growth. If we raise capital through the issuance of additional shares of our common stock or other securities, it would dilute the ownership interests of existing shareholders and may dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our current shareholders, which may adversely impact our current shareholders.

        Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Our wholesale funding sources may prove insufficient to replace deposits at maturity and support our future growth.

        We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to deposits and funds from the repayments and maturities of loans and investments. As we continue to grow, we may become more dependent on these sources, which include FHLB advances, borrowings from the Federal Reserve Bank, proceeds from the sale of loans, and brokered certificates of deposit. At March 31, 2013, we had $66.0 million of FHLB advances outstanding with an additional $137.4 million available borrowing capacity, no borrowings from the Federal Reserve Bank outstanding with $208.0 million of available borrowing capacity and no certificates of deposit obtained through national brokers. If we were to become less than "well capitalized," as defined by applicable federal regulations, it would materially restrict our ability to acquire and retain brokered deposits and could reduce the maximum borrowing limits we currently have available through the FHLB and the Federal Reserve Bank. Additionally, adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

The building of market share through the creation of new branches could cause our expenses to increase faster than revenues.

        We may continue to build market share in the St. Louis metropolitan area by opening new branches. There are considerable costs involved in opening branches and new branches generally require a period of time to generate sufficient revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any new branch can be expected to negatively impact our earnings for some period of time until the branch reaches certain economies of scale. We have no assurance any new branches will be successful even after they have been established.

We are dependent upon the services of our management team.

        Our future success and profitability is substantially dependent upon the management and banking abilities of our senior executives. We believe that our future results will also depend, in part, upon our attracting and retaining highly skilled and qualified management. We are especially dependent on a limited number of key management personnel, none of whom has an employment agreement with us, except for our chief executive officer. The loss of the chief executive officer and other senior executive officers could have a material adverse impact on our operations because other officers may not have the experience and expertise to readily replace these individuals. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting or retaining such personnel. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.

Our failure to continue to recruit and retain qualified loan originators could adversely affect our ability to compete successfully and affect our profitability.

        Our continued success and future growth depend heavily on our ability to attract and retain highly skilled and motivated loan originators and other banking professionals. We compete against many institutions with greater financial resources both within our industry and in other industries to attract these qualified individuals. Our failure to recruit and retain adequate talent could reduce our ability to compete successfully and adversely affect our business and profitability.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

        Pulaski Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, its chartering authority, and by the FDIC, as insurer of its deposits. The Company is subject to regulation and supervision by the Federal Reserve. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the FDIC insurance fund and for the depositors and borrowers of Pulaski Bank. The regulation and supervision by these agencies are not intended to protect the interests of investors in our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the adverse classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. In addition, the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are applicable to us, have, in recent years, increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the costs of completing our audit and maintaining our internal controls.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

        Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business. Additionally, we outsource our data processing to a third party. If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations.

Competition from financial institutions and other financial service providers may adversely affect our growth and profitability.

        The banking business is highly competitive and we experience competition from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in our primary market areas.

        We compete with these institutions both in attracting deposits and in making loans. This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. Many of our competitors are larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, smaller resources and smaller lending limits, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts and greater flexibility and responsiveness in working with local customers, we can give no assurance this strategy will be successful.

We may have fewer resources than many of our competitors to invest in technological improvements.

        The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

USE OF PROCEEDS

        We intend to use the net proceeds from this offering, if any, for general corporate purposes, including but not limited to, contributing capital to Pulaski Bank, redeeming our outstanding shares of the Series A preferred stock, supporting organic growth, de novo branching and opportunistic acquisitions, should appropriate acquisition opportunities arise. Currently, we do not have any agreements, arrangements or understandings regarding any possible acquisitions.

MARKET FOR COMMON STOCK AND DIVIDENDS

        Our common stock is listed on Nasdaq under the symbol "PULB." On May 6, 2013, the last reported sale price of our common stock on Nasdaq was $10.60 per share. Over the three month period ended May 6, 2013, the average daily trading amounted to approximately 24,000 shares. No assurance can be given that a very active trading market will develop in the foreseeable future or can be maintained. As of April 30, 2013, there were 11,353,342 shares of common stock outstanding, held by approximately 689 shareholders of record. Certain shares of common stock are held in "nominee" or "street" name. The number of beneficial owners of these shares is not included in the foregoing number.

        The following table sets forth, for the periods indicated, the high and low sales prices per share as reported on Nasdaq and the dividend declared per share for the common stock.

	High	Low	Dividend Per Share
Quarter Ended:
June 30, 2013 (through May 6, 2013)	$10.60	$10.23	$0.095
March 31, 2013	10.57	8.98	—
December 31, 2012	9.37	8.08	0.190
September 30, 2012	8.25	7.31	0.095
June 30, 2012	7.97	7.02	0.095
March 30, 2012	8.02	6.96	0.095
December 31, 2011	7.11	6.30	0.095
September 30, 2011	7.48	6.32	0.095
June 30, 2011	7.63	7.00	0.095
March 31, 2011	7.64	7.16	0.095
December 31, 2010	7.72	6.75	0.095

        Dividends.    We currently pay a quarterly cash dividend on our common stock of $0.095 per share, which equals $0.38 per share on an annualized basis. However, in determining the amount and timing of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital and economic conditions.

        The Company's ability to pay dividends may depend, in part, on its receipt of dividends from Pulaski Bank. Federal regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Federal Reserve Board is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under applicable regulations (i.e., generally examination ratings in the top two categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of the Comptroller of the Currency. If an application is not required, the institution must still provide prior notice to the Federal Reserve Board of the capital contribution since it is a subsidiary of the holding company. Notice must also be provided to the Office of the Comptroller of the Currency. If Pulaski Bank's capital falls below its regulatory requirements or the Office of the Comptroller of the Currency notified it that it is in need of more than normal supervision, Pulaski Bank's ability to make capital distributions could be restricted. In addition, the Office of the Comptroller of the Currency could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of the Comptroller of the Currency determines that such distribution would constitute an unsafe or unsound practice.

        The Federal Reserve Board established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies, which it has applied to savings and loan holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. The Federal Reserve Board maintains a policy statement on the payment of cash dividends by bank holding companies, which it has also applied to savings and loan holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, Pulaski Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Pulaski Bank currently is not in default under any of its obligations to the FDIC.

DESCRIPTION OF OUR CAPITAL STOCK

        Our authorized capital stock consists of 18,000,000 shares of capital stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, the terms of which may be established by the board of directors without shareholder action. As of April 30, 2013, there were 11,353,342 shares of common stock outstanding and 23,388 shares of Series A preferred stock outstanding. There were also options with respect to 620,936 shares under our equity compensation plans, of which 578,803 were exercisable. An aggregate of 568,184 shares of common stock are subject to issuance pursuant to future awards under our existing equity compensation plans.

        Common Stock.    Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. The holders of our common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. The holders of our common stock are entitled to receive and share equally in any dividends as may be declared by our board of directors out of funds legally available for the payment of dividends. The terms of our Series A preferred stock also impose certain restrictions on our ability to declare and pay dividends on our common stock and to repurchase our common stock. We may pay dividends on or repurchase our common stock only if we have paid or provided for all dividends on our Series A preferred stock for the then current period and all prior periods. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their pro rata portion of our remaining assets after payment, or provision for payment, of all our debts and liabilities and the holders our preferred stock, if any, have been paid in full any sums to which they may be entitled. Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

        Certain Charter and Bylaw Provisions Affecting Stock.    Our Articles of Incorporation and Bylaws contain several provisions that may make us less attractive target for an acquisition of control by anyone who does not have the support of our board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, a staggered board of directors, authorization of the issuance of "blank check" preferred stock by our board of directors without shareholder approval, advance notice requirements for nominations for election to the board or for proposing matters that can be acted on by shareholders at shareholder meetings, limiting the removal of directors by the board of directors and shareholders to removal for cause and limiting the persons who may call special meetings of shareholders. The foregoing is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, both of which are on file with the SEC.

        Restrictions on Ownership.    The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of the Comptroller of the Currency, formerly the Office of Thrift Supervision, has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of the Comptroller of the Currency.

        The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of the Comptroller of the Currency regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified "control factors" are present. The statute and underlying regulations authorize the Office of the Comptroller of the Currency to disapprove a proposed acquisition on certain specified grounds.

        Missouri law contains a "five year freeze" statute that generally prohibits us from engaging in a business combination with an interested shareholder for a period of five years from the date the person became an interested shareholder unless certain conditions are met. Missouri law also contains a "control shares acquisition" statute that provides that "acquiring persons" who hold more than a specified percentage of the stock of a public company will not possess voting rights for the stock unless voting rights are approved by both (1) a majority of the voting stock and (2) a majority of the voting stock excluding the shares held by the acquiring person or any officer or director of the public company.

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Registrar and Transfer Company.

        Preferred Stock.    Our board of directors may, from time to time, by action of a majority, authorize the issuance of shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions, of such shares of preferred stock.

        The Series A preferred stock constitutes a series of our perpetual, cumulative, preferred stock, consisting of 32,538 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series A preferred stock have no maturity date. We issued the Series A preferred stock to Treasury on January 16, 2009 in connection with the TARP capital purchase program for an aggregate purchase price of $32,538,000 in a private placement exempt from the registration requirements of the Securities Act. The Series A preferred stock qualify as Tier 1 capital for regulatory purposes. The Treasury sold all of the Series A preferred stock to private investors in a Dutch auction in July 2012. As of April 30, 2013, we had repurchased 9,150 shares of the Series A preferred stock.

        Dividends on the Series A preferred stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (1) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 16, 2009 to but excluding February 15, 2014), and (2) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A preferred stock) to but excluding the following dividend payment date is referred to as a "dividend period." Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term "business day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

        Dividends on the Series A preferred stock are cumulative. If for any reason our board of directors does not declare a dividend on the Series A preferred stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

        We are not obligated to pay holders of the Series A preferred stock any dividend in excess of the dividends on the Series A preferred stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A preferred stock.

        So long as the Series A preferred stock remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A preferred stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A preferred stock for all past dividend periods are paid in full.

        "Junior Stock" means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

        "Parity Stock" means any class or series of our stock, other than the Series A preferred stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A preferred stock will be entitled to receive for each Preferred Share, out of the assets of the Company or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A preferred stock, payment of an amount equal to the sum of (1) the $1,000 liquidation preference amount per Preferred Share and (2) the amount of any accrued and unpaid dividends on the Series A preferred stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A preferred stock and the holders of any other class or series of our stock ranking equally with the Series A preferred stock, the holders of the Series A preferred stock and such other stock will share ratably in the distribution.

        For purposes of the liquidation rights of the Series A preferred stock, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of the Series A preferred stock receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company's assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

        We may redeem the Series A preferred stock, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed Series A preferred stock on the dividend record date.

        To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A preferred stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of the Series A preferred stock must state: (1) the redemption date; (2) the number of Series A preferred stock to be redeemed and, if less than all the Series A preferred stock held by such holder are to be redeemed, the number of such Series A preferred stock to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such Series A preferred stock are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A preferred stock, the Series A preferred stock to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

        Series A preferred stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A preferred stock.

        Holders of the Series A preferred stock have no right to exchange or convert their shares into common stock or any other securities. The holders of the Series A preferred stock do not have voting rights other than those described below, except to the extent specifically required by Missouri law.

        Whenever dividends have not been paid on the Series A preferred stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Series A preferred stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock (as defined below) outstanding at the time, voting together as a class, to elect two directors (the "Preferred Directors") to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accumulated on any unpaid dividends) for all past dividend periods on all outstanding Series A preferred stock have been paid in full at which time this right will terminate with respect to the Series A preferred stock, subject to revesting in the event of each and every subsequent default by the Company in the payment of dividends on the Series A preferred stock.

        No person may be elected as a Preferred Director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which its securities may then be listed or traded. Upon any termination of the right of the holders of the Series A preferred stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A preferred stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Series A preferred stock voting separately as a class, together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

        The term "Voting Parity Stock" means with regard to any matter as to which the holders of the Series A preferred stock are entitled to vote, any series of Parity Stock (as defined under "—Dividends-Priority of Dividends" above) upon which voting rights similar to those of the Series A preferred stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

        Although the Company does not believe the Series A preferred stock are considered "voting securities" currently, if they were to become voting securities for the purposes of the Savings and Loan Holding Company Act ("SLHCA"), whether because the Company has missed six dividend payments and holders of the Series A preferred stock have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Series A preferred stock, or a holder of a lesser percentage of our Series A preferred stock that is deemed to exercise a "controlling influence" over us, may become subject to regulation under the SLHCA. In addition, if the Series A preferred stock become "voting securities", then (a) any bank holding company, savings and loan holding company or foreign bank that is subject to the SLHCA may need approval to acquire or retain more than 5% of the then outstanding Series A preferred stock, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Series A preferred stock. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Series A preferred stock should consult their own counsel with regard to regulatory implications.

        In addition, the SLHCA and federal banking regulations require prior Federal Reserve approval before an investor acquires control of a savings and loan holding company. A holder or group of holders will be deemed to control the Company if it owns or controls 25% or more of a class of outstanding shares of our "voting stock," controls in any manner the election of a majority of our board of directors, or otherwise exercises a "controlling influence" over us. A holder or group of holders may also be deemed to control the Company if they own one-third or more of its total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Any holder that controls the Company and is a "company" under the SLHCA may be subject to ongoing regulation and supervision as a savings and loan holding company in accordance with the SLHCA.

        In addition to any other vote or consent required by Missouri law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding Series A preferred stock, voting as a separate class, is required to do the following:

  •
  amend or alter our Articles of Incorporation or the Certificate of Designations for the Series A preferred stock to authorize or create or increase the authorized amount of, or any issuance of,

    any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series A preferred stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

  •
  amend, alter or repeal any provision of our Articles of Incorporation or the Certificate of Designations for the Series A preferred stock in a manner that adversely affects the rights, preferences, privileges or voting powers of the Series A preferred stock; or

  •
  consummate a binding share exchange or reclassification involving the Series A preferred stock or a merger or consolidation of the Company with another entity, unless (i) the Series A preferred stock remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Series A preferred stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A preferred stock immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Series A preferred stock necessary to satisfy preemptive or similar rights granted by us to other persons prior to January 16, 2009, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A preferred stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A preferred stock and will not require the vote or consent of the holders of the Series A preferred stock.

        To the extent holders of the Series A preferred stock are entitled to vote, holders of Series A preferred stock will be entitled to one vote for each Preferred Share then held.

        The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A preferred stock would otherwise be required, all outstanding Series A preferred stock have been redeemed by the Company or called for redemption upon proper notice and sufficient funds have been set aside by the Company for the benefit of the holders of Series A preferred stock to effect the redemption.

Selected Provisions of Our Articles of Incorporation and Missouri Law

        Amendment of the Articles of Incorporation.    In general, our Articles of Incorporation may be amended as required by Missouri law, which generally requires the vote of a majority of the outstanding shares of capital stock entitled to vote. Unless the proposed amendment adversely affects the rights of the Series A preferred stock, the holders of Series A preferred stock will not have the right to vote on any amendment to the Articles of Incorporation.

        Restrictions on Business Combinations with Related Persons.    Our Articles of Incorporation impose conditions and restrictions on certain "business combinations" (including, among other transactions, a merger, consolidation, or, in certain circumstances, an asset transfer or issuance of equity securities) between us and any person who beneficially owns at least 10% of the corporation's stock or an affiliate of ours (a "related person"). Unless approved in advance by the board of directors, such transactions require the affirmative vote of the holders of at least (1) 80% of the outstanding shares and (2) at least a majority of the outstanding shares entitled to vote, excluding shares deemed to be owned by any related person.

        Restrictions on Business Combinations with Interested Shareholders.    Missouri law, as in effect on the date hereof, imposes conditions and restrictions on certain "business combinations" (including, among other transactions, a merger, consolidation, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Missouri corporation and any person who beneficially owns at least 20% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least a majority of the corporation's outstanding shares entitled to vote that are not held by the interested shareholder with whom the business combination is to be effected, and, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. Our Articles of Incorporation and bylaws do not out from the operation of these provisions of Missouri law.

        Control Share Acquisition Statute.    Under Missouri's control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Missouri corporation acquired by an acquiring person at ownership levels of 20%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of a majority of the outstanding shares held by persons other than the acquiring person and officers and employee directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for control shares, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Our Articles of Incorporation and Bylaws do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

 PLAN OF DISTRIBUTION

        We have entered into a sales agency agreement with Sandler O'Neill dated May 7, 2013, under which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $10,000,000 through Sandler O'Neill as our sales agent. Sales of the shares of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made in "at-the-market" offerings as defined in Rule 415 of the Securities Act, including sales made by means of ordinary brokers' transactions on Nasdaq or other transactions at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices.

        Sandler O'Neill will offer our common stock on a best efforts basis subject to the terms and conditions of the sales agency agreement on a daily basis or as otherwise agreed upon by us and Sandler O'Neill. Upon its acceptance of written instructions from us, Sandler O'Neill will use its commercially reasonable efforts as our sales agent to sell on our behalf all of the designated shares of our common stock under the terms and subject to the conditions set forth in the sales agency agreement. We will instruct Sandler O'Neill as to the amount of common stock to be sold by it. We may instruct Sandler O'Neill not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or Sandler O'Neill may suspend the offering of our common stock under certain circumstances under the sales agency agreement by notifying the other party.

        Sandler O'Neill will receive from us a commission equal to 3.0% of the gross sales price per share for any shares sold through it as our sales agent under the sales agency agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse Sandler O'Neill for legal expenses incurred by Sandler O'Neill, subject to certain limitations. We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Sandler O'Neill under the sales agency agreement, will be approximately $425,000. Sandler O'Neill will provide written confirmation to us following the close of trading on Nasdaq each day in which shares of common stock are sold by it for us under the sales agency agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the net proceeds to us and the compensation payable by us to Sandler O'Neill in connection with the sales of common stock.

        Settlement for sales of shares of our common stock will occur, unless we and Sandler O'Neill agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        Under the terms of the sales agency agreement, we also may sell shares of our common stock to Sandler O'Neill, as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to Sandler O'Neill as principal or other than in accordance with the sales agency agreement, we will enter into a separate agreement with Sandler O'Neill, and we will describe such agreement in a separate prospectus supplement or pricing supplement. We will report in a prospectus supplement and/or our filings under the Exchange Act at least quarterly the number of shares of our common stock sold through Sandler O'Neill under the sales agency agreement, the net proceeds to us and the compensation paid by us to Sandler O'Neill in connection with the sales of our common stock.

        In connection with the sale of common stock on our behalf, Sandler O'Neill will be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation paid to Sandler O'Neill will be deemed to be underwriting commissions or discounts. We have agreed in the sales agency agreement to indemnify Sandler O'Neill against certain specified liabilities, including liabilities under the Securities Act, or to contribute to payments that Sandler O'Neill may be required to make because of those liabilities.

        In the ordinary course of their business, Sandler O'Neill and/or its affiliates have engaged and may engage in commercial and investment banking transactions, financial advisory and other transactions with us. They have received, or may receive, customary compensation and expenses. To the extent required by Regulation M, Sandler O'Neill will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

        The offering of shares of our common stock pursuant to the sales agency agreement will terminate upon the earlier of (1) the sale of all shares of common stock subject to the sales agency agreement and (2) the termination of the sales agency agreement by us or by Sandler O'Neill.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Kilpatrick Townsend & Stockton LLP, Washington, DC. Sandler O'Neill is being represented in connection with this offering by Reed Smith LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Pulaski Financial Corp. as of September 30, 2012 and 2011, and for each of the years in the three-year period ended September 30, 2012 appearing in Pulaski Financial Corp.'s Annual Report on Form 10-K for the year ended September 30, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein by inclusion in our Annual Report on Form 10-K for the year ended September 30, 2012, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus supplement, and the accompanying prospectus, part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us, including certain exhibits and schedules. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement or a document incorporated herein. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Date Filed (as applicable)
Annual Report on Form 10-K	Year ended September 30, 2012
Quarterly Report on Form 10-Q	Quarters ended March 31, 2013 and December 31, 2012
Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	Filed on November 21, 2012, December 14, 2012, and February 1, 2013
The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A	Filed on December 28, 2012

        In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the distribution of the securities covered by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

        The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus supplement.

        You can obtain any of the documents incorporated by reference in this prospectus supplement through us, or from the SEC through the SEC's web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

Pulaski Financial Corp.
12300 Olive Boulevard
St. Louis, Missouri 63141-6434
Attention: Paul J. Milano, Chief Financial Officer and Corporate Secretary
Telephone: (314) 878-2210

        In addition, we maintain a corporate web site, www.pulaskibank.com. On our web site, we make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish it to, the SEC. This reference to our web site is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the web site into this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Pulaski Financial Corp.

Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Units

        We may offer and sell from time to time, in one or more series, our unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of our common stock; shares of our preferred stock; warrants to purchase other securities; depositary shares; or units consisting of a combination of two or more of these securities. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

        These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2013.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

        We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

  •
  this prospectus, which provides general information, some of which may not apply to your securities;

  •
  the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

  •
  if necessary, a pricing supplement, which describes the specific terms of your securities.

        If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

  •
  the pricing supplement, if any;

  •
  the prospectus supplement; and

  •
  the prospectus.

        We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

        Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about, and comply with, any restrictions as to the offering of the securities and the distribution of this prospectus.

i

ii

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, common stock, preferred stock, warrants, depositary shares or units consisting of a combination of these securities described in this prospectus in one or more offerings, up to a total dollar amount of $40,000,000. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Pulaski Financial," "we," "us," "our" or similar references mean Pulaski Financial Corp.

        As used in this prospectus, the term "Series A preferred stock" refers to the shares of Pulaski Financial's Series A Fixed Rate Cumulative Perpetual Preferred Stock having a liquidation preference of $1,000 per share, which were issued on January 16, 2009 pursuant to the U.S Department of Treasury's Trouble Asset Relief Program ("TARP") Capital Purchase Program.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Date Filed (as applicable)
Annual Report on Form 10-K	Year ended September 30, 2012
Quarterly Report on Form 10-Q	Quarter ended December 31, 2012
Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	Filed on November 21, 2012, December 14, 2012, and February 1, 2013
The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A	Filed on December 28, 2012

        In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of our initial registration statement relating to the securities until the completion of the distribution of the securities covered by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

        The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

        You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Pulaski Financial Corp.
12300 Olive Boulevard
St. Louis, Missouri 63141-6434
Attention: Paul J. Milano, Chief Financial Officer and Corporate Secretary
Telephone: (314) 878-2210

        In addition, we maintain a corporate web site, www.pulaskibank.com. On our web site, we make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such materials with, or furnish it to, the SEC. This reference to our web site is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the web site into this prospectus.

        We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, as well as other written communications made from time to time by us and oral communications made from time to time by our authorized officers, may contain statements relating to our future results (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to our financial condition, expected or anticipated revenue, and results of our operations and business, including earnings growth determined using generally accepted accounting principles; revenue growth in retail and mortgage banking, lending and other areas; origination volume in our mortgage, commercial and consumer lending businesses; competitive products and pricing; demand for loan and deposits; asset quality, loan delinquency rates and levels of non-performing assets; impairment charges with respect to investment securities; current and future capital management programs; non-interest income levels, including mortgage banking revenues and fees from services and loan sales; tangible capital generation; market share; our ability to control costs and expenses; and other business operations and strategies. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

        We caution you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to:

  •
  the factors identified in this document under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors;"

  •
  prevailing economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the banking industry;

  •
  interest rate trends, changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, consumer banking revenues, revenues from sales on non-deposit investment products, origination levels in our lending businesses and the level of defaults, losses and prepayments on loans we have made and make, whether held in portfolio or sold in the secondary markets;

  •
  changes in the quality or composition of the loan or investment portfolios;

  •
  factors driving impairment charges on investments;

  •
  our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

  •
  our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers;

  •
  operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

  •
  changes in accounting principles, policies, and guidelines;

  •
  changes in any applicable law, rule, regulation or practice with respect to tax or legal issues;

  •
  risks and uncertainties related to mergers and related integration and restructuring activities;

  •
  litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of other matters before regulatory agencies, whether pending or commencing in the future; and

  •
  other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

        Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this prospectus. Except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

PULASKI FINANCIAL CORP.

        Pulaski Financial Corp. is the holding company for Pulaski Bank. We are registered as a savings and loan holding company. As such, we are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Pulaski Financial Corp. began operating in 2002 and Pulaski Bank was founded in 1922. Pulaski Bank provides an array of financial products and services for businesses and retail customers primarily through its thirteen full-service offices in the St. Louis metropolitan area and residential loan production offices in the St. Louis and Kansas City metropolitan areas, mid-Missouri, southwestern Missouri, eastern Kansas, Omaha, Nebraska and Council Bluffs, Iowa. Pulaski Bank is primarily engaged in attracting deposits from individuals and businesses and using these deposits, together with borrowed funds, to originate primarily one- to four-family residential mortgage loans, home equity lines of credit, commercial real estate and commercial and industrial loans principally within its St. Louis lending market. In addition, the Bank originates one- to four-family residential mortgage loans, primarily for resale in the secondary market, in its residential loan production offices. Pulaski Bank is a federally chartered savings bank subject to supervision and regulation by the Office of the Comptroller of the Currency (the "OCC"). Pulaski Bank's deposit accounts are insured by the Deposit Insurance Fund administered by the FDIC to the maximum permitted by law.

        As of December 31, 2012, Pulaski Financial Corp. had consolidated assets of $1,382 million, consolidated deposits of $1,143 million and consolidated stockholders' equity of $120 million. Shares of our common stock are traded on the NASDAQ Global Select Market under the trading symbol "PULB."

        Our executive offices are located at 12300 Olive Boulevard, St. Louis, Missouri 63141, and our telephone number at these offices is (314) 878-2210. Our Internet address is www.pulaskibank.com. The information on our web site is not incorporated by reference in this prospectus.

        Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 1.

RISK FACTORS

        An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include financing possible acquisitions of branches or other financial institutions or financial service companies, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness, including our Series A preferred stock.

        The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries' funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our historical ratio of earnings to fixed charges and our ratio of combined fixed charges and preference dividends to earnings. You should read this table in conjunction with the financial statements and notes to the financial statements that are incorporated by reference into this prospectus.

        A statement setting forth details of the computation of the ratios below is included as Exhibit 12.1 to the registration statement.

	Three Months Ended December 31, 2012	Years Ended September 30,
		2012	2011	2010	2009	2008
Ratios of Earnings to Fixed Charges	3.48x	2.68x	1.93x	1.25x	1.29x	1.11x
Ratios of Combined Fixed Charges and Preference Dividends to Earnings	0.24x	0.36x	0.42x	0.50x	0.46x	0.47x

        We have computed the ratio of combined fixed charges and preference dividends to earnings set forth above by dividing pre-tax income before fixed charges and preferences by fixed charges and preference dividends. Fixed charges are the sum of:

  •
  interest expensed and capitalized; and

  •
  an estimate of the interest within rental expense.

REGULATION AND SUPERVISION

        Our banking subsidiary, Pulaski Bank, is a federally-chartered savings bank and its deposit accounts are insured under the Deposit Insurance Fund up to applicable legal limits. Pulaski Bank is subject to supervision, regulation and examination by the OCC. Asset growth, deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, establishment of banking offices, mergers and consolidations, changes in control, electronic funds transfer, management practices and other aspects of operations are subject to regulation by the appropriate federal supervisory authorities.

        Pulaski Bank must file reports with the OCC concerning its activities and financial condition, in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other depository institutions. Furthermore, Pulaski Bank is periodically examined by the OCC to assess compliance with various regulatory requirements, including safety and soundness considerations. This regulation and supervision establishes a comprehensive framework of activities in which Pulaski Bank can engage, and is intended primarily for the protection of the Deposit Insurance Fund and depositors rather than for the protection of security holders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss allowances for regulatory purposes.

        As a registered savings and loan holding company, we are subject to Federal Reserve Board examinations, supervision, reporting requirements and regulations. The Federal Reserve Board has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the Bank. In addition, the Federal Reserve Board periodically examines us.

        Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities and the preferred stock and common stock we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

        Further, dividends, loans and advances from Pulaski Bank are restricted by federal statutes and regulations. The FDIC and the OCC have the authority to limit payment of dividends based on factors such as the maintenance of adequate capital at Pulaski Bank. For additional restrictions on our ability to pay dividends, see "Description of Common Stock—Dividends."

        In addition, there are various statutory and regulatory limitations on the extent to which Pulaski Bank can finance us or otherwise transfer funds or assets to us or any other affiliated companies, whether in the form of loans, extensions of credit, investments or asset purchases. These extensions of credit and other transactions involving Pulaski Bank and us are limited in amount to 10% of Pulaski Bank's capital and surplus with each company and 20% of Pulaski Bank's capital and surplus in the aggregate. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

        For a discussion of the material elements of the regulatory framework applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended September 30, 2012, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

        Changes to the laws and regulations can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if changes do occur, the ultimate effect they would have upon our or our subsidiaries' financial condition or results of operations.

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities will be:

  •
  our direct unsecured general obligations; and

  •
  either senior debt securities or subordinated debt securities.

        Senior debt securities will be issued under an indenture we call the "senior indenture" and subordinated debt securities will be issued under a separate indenture we call the "subordinated indenture." Together the senior indenture and the subordinated indenture are called the "indentures," and the senior debt securities and the subordinated debt securities are called "debt securities."

        We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

        Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

        Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

        The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred shareholders of our subsidiaries.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

  •
  the principal amount of the debt securities;

  •
  the denominations in which the debt securities will be issued;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

  •
  the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities that will be payable;

  •
  the rate or rates that the debt securities will bear interest and the interest payment dates for the debt securities;

  •
  any mandatory or optional redemption provisions;

  •
  the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected,

    including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any deletion from, changes of or additions to the Events of Default (as defined below) or covenants;

  •
  any changes to the terms and condition upon which the debt securities can be defeased or discharged;

  •
  any restriction or other provision with respect to the transfer or exchange of the debt securities;

  •
  the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

  •
  any other terms of the debt securities (Section 301).

        We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 1002).

        Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. "Original issue discount security" means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof (Section 101).

Provisions Only in the Senior Indenture

        Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

        Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

        Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

        However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

  •
  the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

  •
  the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

        The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

        In the indentures, Default with respect to any series of debt securities means any event that is, or after notice or lapse of time or both would become, an Event of Default.

        In the indentures, Event of Default with respect to any series of debt securities means any of the following:

  •
  failure to pay the principal of or any premium on any debt security of that series when due;

  •
  failure to pay interest on any debt security of that series for 30 days;

  •
  subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

  •
  our bankruptcy, insolvency or reorganization; or

  •
  any other Event of Default included in any indenture or supplemental indenture. (Section 501)

        If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

        Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

        Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

        In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

  •
  curing ambiguities or correcting defects or inconsistencies;

  •
  evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

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  providing for a successor trustee;

  •
  qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the "Trust Indenture Act";

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  complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

  •
  adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

        We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

        We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Concerning the Indenture Trustee

        We will designate a trustee under the senior indenture and the subordinated indenture before the issuance of the debt securities.

        Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior or subordinated debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

        Each indenture contains certain limitations on the right of the trustee thereunder, if it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

        Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

Governing Law

        The indentures are and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Officers, Directors, Employees or Shareholders

        Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Book Entry Only System

        Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

        Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a "depositary," and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

        Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the applicable indenture.

        Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

        We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

        DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

        If (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days or (2) an event of default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary instructs the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF COMMON STOCK

        Pulaski Financial Corp., which is incorporated under the General and Business Corporation Law of the State of Missouri, is authorized to issue 18,000,000 shares of capital stock, $0.01 par value. As of April 30, 2013, we had 11,353,342 shares of common stock outstanding. Our board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

        Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Voting Rights

        Generally, the holders of our common stock are entitled to one vote per share on all matters presented to stockholders. However, our Articles of Incorporation provide that record owners of our common stock who beneficially own, either directly or indirectly, in excess of 10% of our outstanding shares are not entitled to vote the shares held in excess of that 10% limit. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Dividends and Repurchases

        The holders of our common stock are entitled to receive and share equally in any dividends as may be declared by our board of directors out of funds legally available for the payment of dividends. Missouri law generally limits dividends to an amount equal to the excess of our net assets over stated capital.

        The terms of our Series A preferred stock impose certain restrictions on our ability to declare and pay dividends on our common stock and to repurchase our common stock. We may pay dividends on or repurchase our common stock only if we have paid or provided for all dividends on our Series A preferred stock for the then current period and all prior periods.

        Additionally, in connection with the issuance of trust preferred securities, we issued junior subordinated debentures to the trusts. We may defer the payment of interest on each of the junior subordinated debentures for a period not to exceed 20 consecutive quarters, provided that the deferral period does not extend beyond the stated maturity. During such deferral period, distributions on the corresponding trust preferred securities will also be deferred and we will be unable to pay dividends to the holders of shares of our common stock.

Liquidation

        Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their pro rata portion of our remaining assets after payment, or provision for payment, of all our debts and liabilities and the holders our preferred stock, if any, have been paid in full any sums to which they may be entitled.

No Preemptive or Redemption Rights

        Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Certain Charter and Bylaw Provisions Affecting Stock

        Our Articles of Incorporation and Bylaws contain several provisions that may make us less attractive target for an acquisition of control by anyone who does not have the support of our board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, a staggered board of directors, authorization of the issuance of "blank check" preferred stock by our board of directors without shareholder approval, advance notice requirements for nominations for election to the board or for proposing matters that can be acted on by shareholders at shareholder meetings, limiting the removal of directors by the board of directors and shareholders to removal for cause and limiting the persons who may call special meetings of shareholders. The foregoing is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, both of which are on file with the SEC.

Restrictions on Ownership

        The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The OCC has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the OCC.

        The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under the OCC regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified "control factors" are present. The statute and underlying regulations authorize the OCC to disapprove a proposed acquisition on certain specified grounds.

        Missouri law contains a "five year freeze" statute that generally prohibits us from engaging in a business combination with an interested shareholder for a period of five years from the date the person became an interested shareholder unless certain conditions are met. Missouri law also contains a "control shares acquisition" statute that provides that "acquiring persons" who hold more than a specified percentage of the stock of a public company will not possess voting rights for the stock unless voting rights are approved by both (1) a majority of the voting stock and (2) a majority of the voting stock excluding the shares held by the acquiring person or any officer or director of the public company.

DESCRIPTION OF PREFERRED STOCK

        The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our Articles of Incorporation or the Certificate of Designations to the Articles of Incorporation with respect to the establishment of a series of preferred stock that will be filed with the SEC in connection with the offering of such series of preferred stock.

General

        Our Articles of Incorporation permit our board of directors to issue up to 1,000,000 shares of preferred stock, $0.01 per share, in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. As of April 30, 2013, 23,388 shares of our Series A preferred stock were outstanding.

        The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

  •
  the designation and stated value per share of the preferred stock and the number of shares offered;

  •
  the amount of liquidation preference per share;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

  •
  any redemption or sinking fund provisions;

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  any conversion or exchange provisions;

  •
  whether we have elected to offer depositary shares as described under "Description of Depositary Shares"; and

  •
  any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

        The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

        As described under "Description of Depositary Shares," we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

        Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up, and dissolution, rank:

  •
  senior to all classes of common stock and all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

  •
  equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

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  junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

        Holders of the preferred stock of each series will be entitled to receive, when, as, and if declared by our board of directors, cash dividends at such rates and on such dates, if any, described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

        Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

        No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or before the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights Upon Liquidation

        If we dissolve, liquidate, or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

        Because we are a savings and loan holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

        We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option, with prior Federal Reserve Board approval, if required. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

        In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

        On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

        Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

        Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our Articles of Incorporation.

        Under regulations adopted by the Federal Reserve Board, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a "class of voting stock" and a holder of 10% under certain circumstances may then be subject to regulation as a savings and loan holding company in accordance with federal law.

Exchangeability

        We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

        The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

        Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

        Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

        After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

        The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Limitation of Liability

        Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

 DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit before the warrants' expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

  •
  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  any applicable anti-dilution provisions;

  •
  any applicable redemption or call provisions;

  •
  the circumstances under which the warrant exercise price may be adjusted;

  •
  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

  •
  any applicable material United States federal income tax consequences;

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  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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  the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;

  •
  the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

  •
  the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  whether the warrants are to be sold separately or with other securities as parts of units; and

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

        We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

  •
  the terms of the unit agreement governing the units;

  •
  United States federal income tax considerations relevant to the units; and

  •
  whether the units will be issued in fully registered or global form.

        The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement, which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

        We may offer and sell these securities in any one or more of the following ways:

  •
  to the public through a group of underwriters managed or co-managed by one or more underwriters, or through dealers;

  •
  through one or more agents;

  •
  directly to purchasers; or

  •
  through a combination of such methods of sale.

        The distribution of the securities may be effected from time to time in one or more transactions:

  •
  at a fixed price, or prices which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to those prevailing market prices; or

  •
  at negotiated prices.

        Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

        The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

  •
  the name or names of any agents, dealers or underwriters included in the offer and sale of the securities;

  •
  the public offering or purchase price and the proceeds we will receive from the sale of the securities;

  •
  any discounts and commissions to be allowed or paid to the agents or underwriters;

  •
  all other items constituting underwriting compensation;

  •
  any discounts and commissions to be allowed or paid to dealers; and

  •
  any exchanges on which the securities will be listed.

        We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

  •
  the purchase by an institution of the debt securities covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

  •
  if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. If any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

        Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

        If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

  •
  commercial and savings banks;

  •
  insurance companies;

  •
  pension funds;

  •
  investment companies; and

  •
  educational and charitable institutions.

        In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

        Each series of securities other than common stock will be new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time.

        The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

        If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by Financial Industry Regulatory Authority ("FINRA") members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 2710.

        We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of our common stock short using this prospectus and deliver our common stock covered by this prospectus to close out such short positions, or loan or pledge our common stock to financial institutions that in turn may sell the shares of our common stock using this prospectus. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledges or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

        We also may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

LEGAL OPINIONS

        The validity of the securities offered hereby will be passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

EXPERTS

        The consolidated financial statements of Pulaski Financial Corp. as of September 30, 2012 and 2011, and for each of the years in the three-year period ended September 30, 2012 appearing in Pulaski Financial Corp.'s Annual Report on Form 10-K for the year ended September 30, 2012, incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Up to $10,000,000

Common Stock

PROSPECTUS SUPPLEMENT

May 7, 2013